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                                                                   EXHIBIT 10.23

                           PURCHASE AND SALE AGREEMENT
                           ---------------------------
                             (MEMBERSHIP INTERESTS)

      THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), made and entered into as of the 31 day of January, 2002 (the "Effective Date"), between SUNSET KPT INVESTMENT, INC., a Delaware corporation ("Seller"), and Suzanne Levin Rice ("Purchaser").

RECITALS
--------

      A. Seller is the sole member of RMC/Konover Property Trust LLC, a Maryland limited liability company (the "Company").

      B. Purchaser wishes to purchase from Seller all of Seller's right, title and interest (the "Member Interest") as the sole member of the Company.

            NOW, THEREFORE, in consideration of the Recitals set forth above that are made a part of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Sale of Member Interest. Subject to the terms and conditions herein
         -----------------------
contained, at Closing (as hereinafter defined), Seller hereby agrees to assign, transfer and set over to Purchaser Seller's entire right, title and interest in the Member Interest. The Company is and has for the last three years been engaged in the business of providing various property management, leasing, consulting, brokerage and related services (hereinafter referred to as the "Business" ). The Company owns or leases the assets used in the Business, which include the Property Management Contracts, the Other Contracts, the Tangible Personal Property, the Service Contracts, the Leases, the Licenses, the Books and Records and the Software hereinafter described (collectively, the "Assets").

            It is the intention of the parties that, from and after the Closing, the Company will retain that the portion of the Business operated from the office of the Company located in Tampa, Florida (the "Tampa Office") and all Property Management Contracts, Other Contracts, Tangible Personal Property, Service Contracts, Leases, Licenses and other Assets of the Company used in connection therewith (with the exception of any Intellectual Property Rights including or referring, in whole or in part, to "Konover", "Konover Property Trust" or "KPT"), along with all accounts receivable and other current assets associated therewith and the Property Management Agreement associated with the Managed Property known as "Spanish River" (the "Retained Assets"), together with all accounts payable and other current liabilities, and all other obligations associated therewith set forth on Schedule 2.1 (the "Retained Obligations"), and that the portion of the Business operated from the office of the Company located in Sunrise, Florida (the "Sunrise Office") and all Property Management Contracts (with the exception of the Property Management Agreement associated with the Managed Property known as "Spanish River"), Other Contracts, Tangible Personal Property, Service Contracts, Leases, Licenses and other Assets of the Company used in connection therewith, along with all accounts receivable and other current assets associated therewith (the "Transferred Assets"), together with all accounts payable and other current liabilities, and all other obligations associated therewith set

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forth on Schedule 2.2 (the "Transferred Obligations") shall be assigned and transferred to, and thereafter operated by, Seller or its designated Affiliate. For purposes of this Agreement, an "Affiliate" is (i) a person who is a member of the family of another person, (ii) an entity owned or controlled, directly or indirectly, by another person or entity, (iii) a person or entity owning or controlling another entity, or (iv) an entity under common control with another entity.

      2. Representations, Warranties and Covenants.
         -----------------------------------------

      2.1 Seller hereby represents, warrants to and covenants with Purchaser as follows, each of which shall be true, correct and complete as of the Effective Date and as of the Closing Date:

            (a) Seller is the sole and lawful owner of the Member Interest, free and clear of any claim, lien, encumbrance or security interest of any other person or entity whatsoever.

            (b) Seller has full power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered hereunder by Seller (collectively, "Seller's Closing Documents") and to carry out the transactions contemplated hereby. Seller's Closing Documents have been or at Closing will be duly and validly authorized, executed and delivered by Seller and no other action of any kind shall be necessary in connection therewith. Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally.

            (c) Seller shall, at its expense, execute and deliver such additional documents, or join with Purchaser in taking any other action reasonably requested by Purchaser to assign and convey the Member Interest to be granted to Purchaser under this Agreement.

      2.2 Purchaser hereby represents, warrants to and covenants with Seller as follows, each of which shall be true, correct and complete as of the Effective Date and as of the Closing Date:

            (a) Purchaser has full power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered hereunder by Purchaser (collectively, "Purchaser's Closing Documents")
                                                 -----------------------------
and to carry out the transactions contemplated hereby. Purchaser's Closing Documents have been or will at Closing be duly and validly authorized, executed and delivered by Purchaser and no other action of any kind shall be necessary in connection therewith. Purchaser's Closing Documents will constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally.

            (b) Purchaser shall, at its expense, execute and deliver such additional documents, or join with Purchaser in taking any other action reasonably requested by Seller to consummate and further evidence the transactions contemplated under this Agreement.

      2.3 Purchaser hereby acknowledges that Purchaser is the principal operating person of the Company and in such capacity is knowledgeable about the operations and affairs of the

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Company and its Business and Assets. In that context, Purchaser hereby makes the following representations and warranties to Seller, each of which shall be true, correct and complete as of the Effective Date and as of the Closing Date:

            (a) Transaction not a Breach. Except as set forth on Schedule 1, neither the execution, delivery or performance by Purchaser of this Agreement and the Purchaser's Closing Documents nor the consummation of the transactions contemplated thereby will:

                  (i) To the knowledge of Purchaser, violate or conflict with or result in a breach of any provision of any federal, state or local law, code or ordinance or any rule or regulation (each, a "Law" and, collectively, "Laws") promulgated thereunder by any domestic, state, local or foreign government or any subdivision, agency , authority or instrumentality thereof (each, a "Governmental Authority"), or any order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority (each, an "Order" and collectively, "Orders") binding on the Company;

                  (ii) To the knowledge of Purchaser, constitute a default (or an event which, with or without notice or the lapse of time or both, would constitute a default) under the organizational documents of the Company or under any, contract, agreement, commitment, indenture, mortgage, note, bond, lease, license or other instrument or obligation to which the Company is a party (collectively, the "Material Obligations") or by which any of the Assets are bound (subject to obtaining any Required Consents as more particularly described in Section 2.3(w), below);

                  (iii) Constitute an event which would permit any party to terminate any agreement or accelerate the maturity of any indebtedness or other obligation which may be the obligation of the Company or may encumber or materially impact any Managed Property (as defined in Section 2.3(g), below) or materially modify any Retained Obligations or any Transferred Obligations (subject to obtaining any Required Consents); or

                  (iv) Result in the creation or imposition of any mortgage, lien, security interest, claim, charge, restriction, or encumbrance (each, a "Lien" and, collectively, "Liens") upon any of the Assets.

            (b) Title to Assets. The Company or an Affiliate of Seller has good and marketable title to the Assets. Upon consummation of the Transactions in accordance with the terms hereof, the Company will be vested with good and marketable title to the Retained Assets, free and clear of all Liens other than those set forth on Schedule 2, and Seller will be vested with good and marketable title to the Transferred Assets, free and clear of all Liens. There are no other Material Obligations other than the Service Contracts (as hereinafter defined), the Retained Obligations set forth on Schedule 2.1, and the Transferred Obligations set forth on Schedule 2.2.

            (c) Litigation. There is no action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (each, a "Proceeding") pending against or affecting the Company or any of its assets before any court, arbitrator or Governmental Authority, nor to Purchaser's knowledge has the commencement of any such Proceeding been threatened, other than three (3) routine Proceedings alleging violations of the Americans With Disabilities Act

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relating to three (3) of the Managed Properties. To Purchaser's knowledge, no person has any claim of any kind or nature against the Company or its Assets, contingent or otherwise, whether asserted or unasserted, arising out of or in connection with any facts or circumstances occurring prior to the Closing, including, without limitation, (i) claims for acts, omissions, breaches or defaults under or in connection with any Transferred Assets or Transferred Obligations, or (ii) claims under any Laws, including environmental, antitrust, civil rights, health, safety, or labor, discrimination or other employment practices.

            (d) Financial Statements. The December 31, 2001 unaudited balance sheet (the "Balance Sheet") and other financial statements attached hereto as
Schedule 3 are true, accurate and complete copies of the Company's financial statements, for the periods identified therein (the "Financial Statements"). The Financial Statements are prepared on an accrual basis method of accounting consistently applied during the periods involved. The Financial Statements fairly present the financial position, results from operations and cash flow of the Company in all material respects for the periods set forth therein. The Financial Statements disclose in an adequate fashion all outstanding amounts due to the Company but not yet received, and all outstanding amounts which the Company is obligated to pay but have not been satisfied. Except as set forth in the Financial Statements, the Company does not have any liability for borrowed monies or on account of any other claim, liability or obligation, actual or contingent, asserted or unasserted, and neither Purchaser nor any person or entity acting on Purchaser's behalf has obligated the Company with respect to any third party obligations or debts which would be binding on or the responsibility of Seller following the Closing. Since December 31, 2001, Purchaser has conducted the Business only in the ordinary course, and (A) there have occurred no material changes in the Company's financial condition from that disclosed on the Financial Statements, (B) there has not been any material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by Purchaser, and (C) there has not been any material change in the Company's accounting principles, practices or methods. The parties agree that the forgoing representations and warranties do not extend to any adjustments incorporated into and reflected in the Financial Statements to the extent that such adjustments were made at the direction of Seller and its auditors and not as a result of transactions or events involving the conduct of the Business.

            (e) No Material Adverse Change. Since the date of the Financial Statements, there has been no material adverse change in the Business, the Assets, the Retained Obligations, the Transferred Obligations or the operations of the Company. Since such date Purchaser has been operating the Business in the ordinary course of business, and, has not (A) incurred any secured indebtedness or suffered any liens against any of the Assets or (B) purchased or committed to purchase more than $10,000 in fixed assets. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means facts or circumstances which individually or in the aggregate would (1) have a material adverse effect on the Business as a whole, (2) cause a default under any Material Obligations, or (3) place the Company or Seller at any material risk of being prohibited or restricted in any material respect from using the Retained Assets or the Transferred Assets, respectively, in the conduct of that portion of the Business retained by the Company, or that portion of the Business to be assigned to Seller hereunder.

            (f) Compliance With Laws and Orders. To Purchaser's knowledge, the Company has complied, and is in compliance with all Laws and Orders applicable to it or to the

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operation of the Business and has not received any notice of any alleged claim or threatened claim, violation of, or liability or potential responsibility under, any such Law or Order which has not heretofore been cured and for which there is any remaining liability.

            (g) Property Management Contracts. Schedule 4 is a true and complete list of all agreements, understandings, relationships, commitments or other contractual obligations, written or oral (each, a "Contract" and, collectively, "Contracts") pursuant to which the Company provides property management services in the conduct of the Business (collectively, the "Property Management Contracts"). True, correct and complete copies of the Property Management Contracts have previously been given to Seller by Purchaser. Also set forth on
Schedule 4 is the name and address of the owner of each property managed by the Company (each, a "Managed Property" and, collectively, the "Managed Properties"). Unless specified in Schedule 4, all Property Management Contracts are terminable by either party to those Contracts on not more than thirty (30) days notice. To the best of Purchaser's knowledge, no Managed Property materially violates applicable Law or is subject or threatened to be subject to any condemnation or rezoning Proceeding. Except as set forth in Schedule 4.2, Purchaser has no knowledge of any Managed Properties which the owner intends to sell during the current calendar year. The assignment to Seller of those Property Management Contracts set forth in Schedule 4.1 is not permitted by the terms of the applicable Property Management Contract without the consent of the owner of the related Managed Property.

            (h) Other Contracts. Schedule 5 is a true and complete list of all Contracts of the Company relating to the provision of brokerage, consulting, construction, sales, marketing, leasing, tenant representation or other services (collectively, the "Other Contracts"). True, correct and complete copies of all Other Contracts have previously been given to Seller by Purchaser. Unless specified in Schedule 5, all Other Contracts are terminable by Purchaser on not more than thirty (30) days notice. The assignment to Seller of those Other Contracts set forth in Schedule 5.1 is not permitted by the terms of the applicable Contract without the consent of the contracting party.

            (i) Absence of Default or Notice. Except as set forth on Schedule 6, all of the Property Management Contracts and the Other Contracts are in full force and effect and neither the Company nor, to the knowledge of Purchaser, any other party thereto is (with or without notice or lapse of time or both) in breach or default in any respect thereunder and no fact or circumstance exists which, with or without notice or the lapse of time or both, would result in a breach or default or give rise to any right of set-off or counterclaim with respect to such Contracts. Except as set forth on Schedule 6, to the knowledge of Purchaser, neither the Company nor any other party to any such listed Property Management Contract or Other Contract has notified the other of any intent or desire to terminate such Property Management Contract or Other Contract or to modify it in any material respect.

            (j) Tangible Personal Property. Schedule 7 sets forth a true and complete list of all motor vehicles, machinery and equipment, furniture, supplies and all other tangible personal property (the "Tangible Property") owned or, as designated in Schedule 7.1, leased by the Company in connection with the Business (except cash and cash equivalents). All other tangible personal property used by the Company in the conduct of the Business and located on-site at the Managed Properties is owned by the owners of the Managed Properties. Purchaser has

                                       5

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good title to, or a valid and enforceable leasehold interest in, each item of
Tangible Property, free and clear of any Liens, except for Liens which shall be removed at Purchaser's cost at or prior to Closing. Except as disclosed on
Schedule 7.2, all such Tangible Property has been well maintained and is in good operating condition and repair, ordinary wear and tear excepted, and is free of defects which would interfere with the use thereof in normal operations. The assignment and conveyance to Seller of the Tangible Property set forth in
Schedule 7.3 is permitted without the approval or consent of any party unless stated on Schedule 7.3.

            (k) Service Contracts. Schedule 8 sets forth a list of all equipment leases, service contracts, maintenance agreements, and similar obligations relating to Tangible Assets or the operations of the Company (collectively, the "Service Contracts"). True, correct and complete copies of the Service Contracts related to the Tangible Property have been provided to Seller prior to the date hereof. Each of the Service Contracts is currently in full force and effect without any material default thereunder by the Company or, to the knowledge of Purchaser, by any other parties thereto, and, to the knowledge of Purchaser, neither Purchaser nor any other party to any of the Service Contracts has notified the other of any intent or desire to terminate such Service Contract or modify it in any material respect. No fact or circumstance exists which, with or without the lapse of time or notice or both, would constitute a material default under any of the Service Contracts. All amounts due to date under each of the Service Contracts have been paid within the applicable payment period.

            (l) Real Property. Schedule 9 is a true and complete list of all real property leased by the Company (collectively, the "Leased Real Property"), and, except as set forth on such Schedule 9, the Company has valid and enforceable leasehold interests in all of the Leased Real Property under leases (the "Leases") described in such Schedule 9, in each case free and clear of all Liens. True, correct and complete copies of the Leases have previously been given to Seller by Purchaser. Each Lease is currently in full force and effect without any material default thereunder by the Company or, to the knowledge of Purchaser, by any other parties thereto. No condemnation or rezoning Proceeding is pending or, to the knowledge of Purchaser, threatened which would impair the use of the Leased Real Property in the Business. Neither the Company nor any other party to any such Lease has notified the other of any intent or desire to terminate such Lease or modify it in any material respect. No fact or circumstance exists which, with or without the lapse of time or notice or both, would constitute a material default under any such Lease. All rent due to date under each such Lease has been paid. No real property leased to the Company violates any applicable Law. The Company does not use or occupy any real property in connection with the Business other than the Leased Real Property and certain on-site office space at each Managed Property occupied by the Company pursuant to Property Management Contracts. The Company does not own or occupy any real property other than the Leased Real Property. With respect to the Lease described on Schedule 9.1 (relating to the Sunrise Office), such Lease (A) is terminable by landlord or tenant at any time upon thirty (30) days notice, and
(B) may only be assigned to Seller at Closing with the consent of the landlord. With respect to the Lease described in Schedule 9 relating to the Tampa Office, Purchaser agrees that the Company has previously offered a notice of termination, and Purchaser agrees that following the Closing, the Company shall be fully and completely responsible for any amounts due on account of that Lease, including, without limitation, any fees, charges or other amounts that may be due the applicable landlord on account of such termination.

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            (m) Insurance. To Purchaser's knowledge, Schedule 10 lists and describes, including policy numbers, names and addresses of insurers and expiration dates, all material policies of fire, liability and other forms of insurance (excluding insurance used to fund any Employee Plans, as defined in Section 2.3(p), below) in effect as of the date hereof which are maintained by Purchaser with respect to the Business or the assets used in the Business, and all such policies (or similar policies) will be maintained in effect until the Closing.

            (n) Intellectual Property. Schedule 11 lists or describes all trademarks, service marks, trade names and copyrights, computer programs, hardware and software (including, without limitation, documentation and related object and source codes) (collectively, the "Software"), processes, technology, customer and contact lists, know-how and other proprietary rights (collectively with the goodwill associated therewith, the "Intellectual Property Rights") owned or licensed by the Company and used primarily in, or otherwise necessary to the conduct of, the Business as of the date hereof, and registration and filing information with respect thereto; provided, however, that Software such as "Single Step Leasing" which is registered to Konover Property Trust, Inc., or KPT Properties, L.P., will not be transferred to the Company or Purchaser unless all necessary consents are obtained and any related fees are paid by Purchaser. To the knowledge of Purchaser, the Company owns or has the exclusive right to use all Intellectual Property Rights free of any Liens, and such use does not conflict with or violate any valid patent, copyright, trademark or trade name of third parties. Purchaser has not received any notice of a conflict with the asserted rights of others in connection with Intellectual Property Rights. To the knowledge of Purchaser, none of the Intellectual Property Rights is being infringed by any third parties. The Intellectual Property Rights are not subject to any royalty, license or similar Contract or right of a third party respecting the same (provided, however, that with respect to any Intellectual Property Rights relating to the "Konover" name, such representation and warranty is made only to the knowledge of Purchaser). The assignment to Seller of those Intellectual Property Rights set forth in Schedule 11.1 is permitted without the consent or approval of any third party, and such assignment will not constitute a breach of or a default under any Material Obligations relating to the Company unless otherwise stated on Schedule 11.1.

            (o) Employee Relations. The Company is not a party to a collective bargaining agreement.

            (p) Employee Plans. To the knowledge of Purchaser, Schedule 12 lists all Employee Plans (as defined below). "Employee Plan" means each payroll practice, employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life and other health and disability (whether provided by insurance or otherwise), severance, termination and every other plan, program, arrangement, policy or payroll practice which provides employee benefits or compensation, including without limitation each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than a multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan"), maintained by the Company.

            (q) Environmental Liabilities. The Company has not in the conduct of the Business undertaken responsibility, or otherwise become responsible, for environmental

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management or waste disposal matters, other than arranging for routine garbage disposal from non-industrial sources. To the knowledge of Purchaser, the Company is in compliance with all environmental Laws, and there has not been any complaint, order, directive, claim, citation or notice by or from any Governmental Agency or other person with respect to the Company, the Business or the Assets relating to any environmental, health or safety Law. Schedule 13 describes, to the knowledge of Purchaser, all environmental issues relating to the Assets or the Managed Properties and all other locations in which the Business is or has been conducted.

            (r) Taxes. With the exception of any state intangible taxes or local tangible personal property taxes, the Company has paid, or will pay on or before the due date thereof, in a timely manner all Taxes for which an assessment or demand for payment in writing has been received or is received with respect to periods to and including the Closing. "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed by any Governmental Authority, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, and in each instance such term shall include any interest, penalties or additions to tax.

            (s) Licenses and Permits. Schedule 14 is a true and complete list of all material notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations, qualifications and other similar documents and authorizations, and applications therefor (collectively, the "Licenses"), held or applied for by the Company or any Employee for the benefit of the Company and issued by, or submitted by the Company (or the applicable Employee) to, any Governmental Authority or other person or entity. Except as set forth on Schedule 14, the Company and the Employees have obtained or applied for all Licenses necessary for the conduct of the Business, except Licenses the absence of which will not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 14.1, the assignment to Seller of those Licenses set forth on Schedule 14.1 is permitted under applicable Laws and by the terms of the applicable License and will not constitute a default or violation thereunder, and the consent of the Governmental Authority or other person issuing or granting such License is not required with respect to such assignment unless stated on Schedule 14.1.

            (t) Books And Records. All books, files, records and accounts maintained by the Company in Florida in connection with the Business, the Assets and the Material Obligations (collectively, the "Books and Records"), including without limitation, policy manuals, handbooks, records, business development plans, advertising matter, media materials, correspondence, mailing lists, sales materials and records, purchasing material and records, copies of personnel records of Employees of the Company, and the like, have been disclosed and made available to Seller, are in all material respects true and complete and maintained in accordance with applicable Laws, and to the extent such Books and Records relate, in whole or in part, to the Transferred Assets, the Transferred Obligations, or the Business to be conducted from the Sunrise Office, shall be delivered to Seller at Closing.

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            (u) Intercompany Transactions. Schedule 15 describes all Contracts and transactions (including the purchase and sale of inventories, supplies and other goods) between the Company on the one hand, and any of Purchaser or her Affiliates, on the other hand, currently in effect, in each case setting forth the terms thereof.

            (v) Employees. Schedule 16 is a complete and correct list of all employees of KPT Properties, L.P. who provide services exclusively on behalf of the Company as of the Effective Date, and any such employees employed by the Company at any time since June 30, 2001 (each an "Employee" and collectively the "Employees"), together with their job title, location, current annual salary, 2001 bonus, 2001 W-2 earnings, car allowances and accrued sick and vacation days for each, as applicable. All Employees have been paid through the most-recent pay period. Except for Suzanne Levin Rice (who on October 8, 2001, resigned her position and may have terminated her employment agreement as of that date, which employment agreement in any event terminates and expires on or before February 28, 2002) no Employee is or may be the subject of any written employment agreement and, except for vested benefits under the Employee Plans, no Employee is entitled to any non-salary compensation (whether current or deferred), consulting fees, reimbursements (other than for business travel and entertainment in accordance with the employee handbook) or other amounts from the Company. No Employee has been given or promised any compensation, employment or other consideration relating directly or indirectly to the negotiation or consummation of the Transactions. Purchaser shall cause the Company to retain, following the Closing, all of the Employees who conduct business from the Tampa Office (the "Tampa Employees"). Schedule 16.1 contains a list of those Tampa Employees which Purchaser reserves the right to terminate following the Closing but prior to July 31, 2002. Purchaser further reserves the right, at any time prior to May 15, 2002, to substitute up to three (3) Tampa Employees for up to three (3) of the Employees listed on Schedule 16.1. Those Employees whom Seller elects to retain following the Closing are referred to as the "Transferred Employees", and those Employees which Purchaser elects to reserve the right to terminate from and after the Closing are referred to as the "Reserved Employees".

            (w) Required Consents. Schedule 17 sets forth a true and complete list of (i) all consents of the owners and mortgage lenders on each Managed Property, if required, to the transfer any of the Property Management Contracts to Seller or to the transfer of the Member Interest to Purchaser, (ii) all consents required to transfer any Other Contract or Lease or other Asset to be transferred under this Agreement, including all consents of software licensors and other parties necessary to transfer any of the Intellectual Property rights to transferred under this Agreement, and (iv) any other authorizations, consents, orders and approvals of Governmental Agencies or of any third parties that may be necessary in connection with the consummation of the transactions contemplated by this Agreement. All such foregoing authorizations, consents, orders and approvals are referred to herein as the "Required Consents".

            (x) Sufficiency of Assets. The Assets include all assets used or held for use by the Company in the conduct of the Business and all assets necessary for the conduct of the Business as it has been historically conducted. The Retained Assets will constitute all assets necessary for the conduct of that portion of the Business to be retained by the Company, and the Transferred Assets will constitute all assets necessary for the conduct of the Business to be assigned to Seller, except that Seller may need to institute accounting and reporting functions

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and develop the ability to provide additional property management services, to satisfy its obligations under the Property Management Contracts transferred to Seller at Closing.

            (y) Sufficiency of Representations. The representations and warranties of Purchaser contained in this Agreement are true, correct and complete in all material respects and do not fail to include any information necessary to avoid rendering such representations and warranties misleading.

      2.5 Seller hereby acknowledges that Seller and its Affiliates provide certain corporate services to and on behalf of the Company. In that context, Seller hereby makes the following representations and warranties to Purchaser, each of which shall be true, correct and complete as of the Effective Date and as of the Closing Date, and on which Purchaser may rely (in addition to its own knowledge and investigations) in providing its warranties pursuant to Section
2.3 hereof so long as Purchaser does not have knowledge that such representation and warranty by Seller is in any manner untrue or incomplete:

            (a) Transaction not a Breach. To Seller's knowledge, except as set forth on Schedule 1, neither the execution, delivery or performance by Seller of this Agreement and the Seller's Closing Documents nor the consummation of the transactions contemplated thereby will:

                  (i) Violate or conflict with or result in a breach of any provision of any federal, state or local law, code or ordinance or any rule or regulation (each, a "Law" and, collectively, "Laws") promulgated thereunder by any domestic, state, local or foreign government or any subdivision, agency, authority or instrumentality thereof (each, a "Governmental Authority"), or any order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority (each, an "Order" and collectively, "Orders") binding on the Company;

                  (ii) Constitute a default (or an event which, with or without notice or the lapse of time or both, would constitute a default) under the organizational documents of the Company or under any, contract, agreement, commitment, indenture, mortgage, note, bond, lease, license or other instrument or obligation to which the Company is a party (collectively, the "Material Obligations") or by which any of the Assets are bound (subject to obtaining any Required Consents);

                  (iii) Constitute an event which would permit any party to terminate any agreement or accelerate the maturity of any indebtedness or other obligation which may be the obligation of the Company or may encumber or materially impact any Managed Property or materially modify any Retained Obligations or any Transferred Obligations (subject to obtaining any Required Consents); or

                  (iv) Result in the creation or imposition of any mortgage, lien, security interest, claim, charge, restriction, or encumbrance (each, a "Lien" and, collectively, "Liens") upon any of the Assets.

            (b) Litigation. To Seller's knowledge, there is no action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (each, a "Proceeding") pending against or affecting the Company or any of its assets before any court, arbitrator or Governmental

Authority, nor to Seller's knowledge has the commencement of any such Proceeding been threatened. To Seller's knowledge, no person has any claim of any kind or nature against the Company or its Assets, contingent or otherwise, whether asserted or unasserted, arising out of or in connection with any facts or circumstances occurring prior to the Closing, including claims under any Laws, including environmental, antitrust, civil rights, health, safety, or labor, discrimination or other employment practices.

            (c) Financial Statements. To Seller's knowledge, except as set forth in the Financial Statements, neither Seller nor any person or entity acting on Seller's behalf has obligated the Company with respect to any third party obligations or debts which would be binding on or the responsibility of Seller following the Closing.

            (d) No Material Adverse Change. Since the date of the Financial Statements, there has been no action taken by Seller which would result in a material adverse change in the Business, the Assets, the Retained Obligations, the Transferred Obligations or the operations of the Company.

            (e) Compliance With Laws and Orders. To Seller's knowledge, Seller has not caused the Company to take any action in violation of any Laws and Orders applicable to it or to the operation of the Business and has not received any notice of any alleged claim or threatened claim, violation of, or liability or potential responsibility under, any such Law or Order which has not heretofore been cured and for which there is any remaining liability.

            (f) Service Contracts. Schedule 8 includes a list of all Service Contracts entered into by Seller or KPT Properties, L.P. on behalf of the Company which could remaining binding on the Company following the Closing. True, correct and complete copies of those Service Contracts have been provided to Purchaser prior to the date hereof. Each of those Service Contracts is currently in full force and effect without any material default thereunder by the Company or, to the knowledge of Seller, by any other parties thereto, and, to the knowledge of Seller, neither Seller nor any other party to any of those Service Contracts has notified the other of any intent or desire to terminate such Service Contract or modify it in any material respect. No fact or circumstance exists which, with or without the lapse of time or notice or both, would constitute a material default under any of those Service Contracts. All amounts due to date under each of those Service Contracts have been paid within the applicable payment period.

            (g) Real Property. Seller has not entered into any real property leases in the name of the Company in addition to those Leases described on
Schedule 9.

            (h) Insurance. To Seller's knowledge, Schedule 10 lists and describes, including policy numbers, names and addresses of insurers and expiration dates, all material policies of fire, liability and other forms of insurance (excluding insurance used to fund any Employee Plans) in effect as of the date hereof which are maintained by or on behalf of the Company with respect to the Business or the assets used in the Business, and all such policies (or similar policies) will be maintained in effect until the Closing.

            (i) Employee Relations. To Seller's knowledge, the Company is not a party to a collective bargaining agreement. To the knowledge of Seller, Schedule 13 lists all Employee Plans affecting the Employees.

            (j) Taxes. To the knowledge of Seller, the Company has paid, or will pay on or before the due date thereof, in a timely manner all Taxes for which an assessment or demand for payment in writing has been received or is received with respect to periods to and including the Closing to the extent such Taxes are customarily paid by Seller or KPT Properties, L.P. on behalf of the Company and not by the Company directly. Seller agrees to be responsible for all state intangible taxes and local tangible personal property taxes payable by the Company for periods preceding the Closing.

            (k) Books And Records. All Books and Records of the Company maintained by Seller or KPT Properties, L.P. in connection with the Business, the Assets and the Material Obligations (collectively, the "Books and Records"), have been disclosed and made available to Purchaser, are in all material respects true and complete and maintained in accordance with applicable Laws.

            (l) Employees. To the knowledge of Seller, there are no employees other than those listed on Schedule 16.

            (m) Sufficiency of Representations. The representations and warranties of Seller contained in this Agreement are true, correct and complete in all material respects and do not fail to include any information necessary to avoid rendering such representations and warranties misleading.

      3. Closing. The purchase and sale of the Member Interest shall be
         -------
consummated at a closing (the "Closing") to take place on or before February 28, 2002 (the "Closing Date"). The Closing Date may be extended only by mutual agreement, time being of the essence of this Agreement. The Closing shall take place at the offices of Seller or, at the mutual election of the parties, may be completed by any combination of facsimile and overnight deliveries. It is agreed that the transaction contemplated hereby may, at the request of either party, be closed "in escrow" up to three (3) business days in advance of the Closing Date.

      3.1 At the Closing, Seller shall execute and deliver to Purchaser:

            (a) An Assignment of Member Interest, in form and substance reasonably satisfactory to Purchaser, conveying all of Seller's right, title and interest in the Member Interest to Purchaser (the "Assignment").

            (b) A Certificate of Amendment duly filed with the Secretary of State of the State of Delaware, changing the name of the Company to delete any reference to "Konover".

            (c) An Assignment of Management Contracts, in form and substance reasonably satisfactory to Purchaser and Seller, conveying to Seller all of the Company's right, title and interest in the Property Management Contracts listed on Schedule 4.1.

            (d) An Assignment of Other Contracts, in form and substance reasonably satisfactory to Purchaser and Seller, conveying to Seller all of the Company's right, title and interest in the Other Contracts listed on Schedule 5.1.

            (e) An Assignment of Lease, in form and substance reasonably satisfactory to Purchaser and Seller, conveying to Seller all of the Company's right, tile and interest in the Lease listed on Schedule 8.1.

            (f) An Assignment of Licenses, in form and substance reasonably satisfactory to Purchaser and Seller, conveying to Seller all of the Company's right, title and interest in the Licenses listed on Schedule 14.1.

            (g) A Bill of Sale, in form and substance reasonably satisfactory to Purchaser and Seller, conveying to Seller all of the Company's right, title and interest in the Tangible Property Schedule 7.1, and the Intellectual Property Rights listed on Schedule 10.1.

            (h) An Assignment and Assumption Agreement, in form and substance reasonably satisfactory to Purchaser and Seller, assigning to Seller all of the Company's right, title and interest in the Service Contracts listed on Schedule 8 which relate to the Transferred Assets.

            (i) An affidavit executed by Seller, confirm that all representations and warranties of Seller under this Agreement are true, correct and complete as of the Closing Date.

            (j) Evidence reasonably satisfactory to Purchaser that, as of the Closing, all intercompany loans and advances to the Company due and payable to Konover Property Trust, Inc. or its Affiliates have been paid in full or released and cancelled.

            (k) Such additional documents as may be reasonably requested by Purchaser to evidence the assumption of liability by Seller, and the release from liability of the Company (if available), with regard to Transferred Assets and Transferred Obligations from and after the Closing.

      3.2 At the Closing, Purchaser shall execute and deliver to Seller:

            (a) A counterpart of the Assignment.

            (b) Any Required Consents.

            (c) An affidavit executed by Purchaser, confirm that all representations and warranties of Purchaser under this Agreement are true, correct and complete as of the Closing Date.

            (d) Such additional documents as may be reasonably requested by Seller to evidence the assumption of liability by Purchaser, and if possible the release from liability of Seller, with regard to Retained Assets and Retained Obligations from and after the Closing.

      3.3 The obligations of each party to consummate the transactions contemplated hereby are subject to and conditioned upon (a) the absence of any material breach by the other party in the covenants, representations and warranties provided under this Agreement, and (b) the delivery of the Purchaser's Closing Documents or the Seller's Closing Documents, as applicable.

      4. Operating Covenants.
         -------------------

      4.1 From and after the Effective Date and through the Closing, Purchaser and Seller shall use reasonable efforts to continue to conduct the Business in the ordinary and usual course and in substantially the same manner as it is presently conducted, to preserve the Assets in substantially the same state as existing on the date hereof, to avoid incurring any additional liabilities or obligations outside the ordinary course of business, and to prevent any event which could have a material adverse effect on the Business, the Retained Assets or the Transferred Assets.

      4.2 Prior to the Closing Date, Purchaser and Seller shall use commercially reasonable efforts to obtain all Required Consents, and to ensure that identified Assets become Transferred Assets and that identified Employees become Transferred Employees. To the extent that Purchaser and Seller are unable to obtain necessary Required Consents with respect to any Property Management Contracts as of the Closing Date, the Company and Seller (or its designee) will, at Closing, enter into a Submanagement Agreement, in the form of the Submanagement Agreement dated April 1, 1999 between RMC Realty Company, Ltd. and the Company, with respect to each applicable Managed Property, and Purchaser and Seller shall nevertheless continue to exercise reasonable efforts to obtain the necessary Required Consents following the Closing. At such time as a Required Consent is obtained, the applicable Submanagement Agreement shall thereupon be terminated.

      4.3 The parties acknowledge that it is the desire of Seller that notices of termination be sent to all Tampa Employees as of January 31, 2002. Nonetheless, Seller has agreed to defer delivery of those notices until February 7, 2002 as an accommodation to Purchaser. In consideration for such deferral, it is agreed that in the event Purchaser defaults in the performance of Purchaser's obligations or this transaction is otherwise not consummated on the Closing Date due to any cause other than a material default by Seller hereunder, in addition to any other remedies available to Seller on account of such default, Purchaser agrees to pay to Seller as liquidated damages on account of such deferral the amount of $63,405.00, which Seller and Purchaser agree represents a fair estimate of the damages that would be suffered by Seller and its Affiliates as a result of such deferral in the absence of a Closing on the Closing Date, time being of the essence.

      5. Post-Closing.
         ------------

      5.1 Following the Closing and for the period through June 30, 2002, Seller agrees to pay or reimburse to the Company the sum of $20,000 per month (prorated for any partial months) in order to assist the Company in the payment of all operating expenses of the Company incurred during that period.

      5.2 Following the Closing, Purchaser agrees to cause the Company to continue to employ all of the Tampa Employees. Nonetheless, Purchaser hereby reserves the right to terminate those Reserved Employees listed on Schedule 15.1 following the Closing, subject to the following:

            (a) Any Reserved Employee who is terminated prior to July 31, 2002, will remain employed by the Company at least through April 7, 2002, and shall be provided a severance package substantially the same as those received by terminated employees of KPT Properties, L.P. (as if the Reserved Employee had remained employed until the effective termination date);

            (b) Seller agrees to reimburse Purchaser for the actual severance payments made to Reserved Employees, so long as such payments are in accordance with this Section 5.2, such payments are made before July 31, 2002, request for reimbursement is delivered to Seller before July 31, 2002, and the aggregate amount of such reimbursement does not exceed $65,000.00;

            (c) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all obligations, liabilities, claims, actions or the like arising out of or in connection with the termination of any Tampa Employees; and

            (d) From and after the Closing, Seller shall be responsible for any salary or benefits, including sick pay, vacation pay, medical insurance premiums and/or severance payments due any Transferred Employees, and the Company and Purchaser shall be responsible for any such amounts due all other Employees.

      5.3 Following the Closing:

            (a) Seller shall indemnify, defend and hold Purchaser harmless from and against any and all obligations, liabilities, claims, actions or the like known to Seller and not disclosed to Purchaser and arising out of or in connection with events relating to the ownership and operation of the Company prior to the consummation of the Closing, and arising out of or in connection with the ownership and operation of the Transferred Assets, the Transferred Obligations, and the Business operated from and related to the Sunrise Office.

            (b) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all obligations, liabilities, claims, actions or the like arising out of or in connection with (i) the ownership and operation of the Company following the Closing, (ii) any failure of Purchaser, Seller or the Company to comply with applicable bulk sale or bulk transfer Laws, and, (iii) to the extent known to Purchaser and not disclosed in writing to Seller prior to the date hereof, any event relating to the ownership and operation of the Business, the Assets and/or the Material Obligations prior to the Closing, including all Laws and Orders.

            (c) From and after the Closing through June 30, 2002, Purchaser shall use reasonable efforts to continue to conduct the Business in the ordinary and usual course and in substantially the same manner as it is presently conducted, to preserve the Retained Assets in substantially the same state as existing on the date hereof, to avoid incurring any additional liabilities or obligations outside the ordinary course of business, and to prevent any event which could have a material adverse effect on the Business or the Retained Assets. From and after the Closing through June 30, 2002, Purchaser agrees to use commercial reasonable efforts to collect all amounts due to the Company.

      5.4 From and after the Effective Date, each of Seller and Purchaser, on behalf of themselves as well as their respective Affiliates, agree not to engage in, promote, solicit or pursue any property management, property leasing or construction management business from owners of Managed Property under Property Management Contracts to be retained by or transferred to the other party until the date which is three (3) years after the Closing Date. Each party agrees that any violation of this Section 5.3 will be irreparable and the exact amount of damages respecting any such violation may be impossible to ascertain. Accordingly, each party agrees that, in the event of any such violations, the aggrieved party shall be entitled, as a matter of right, to obtain a temporary restraining order, a temporary or a permanent injunction before any court of competent jurisdiction, restraining and enjoining any further such violations. Such rights shall be cumulative and in addition to whatever remedies, relief or recourse the aggrieved party may have under this Agreement, or at law or equity, including the right to recover such damages as may be ascertainable, including, but not limited to, all net profit or income arising from or attributable to actions taken in violation hereof and any reasonable attorneys fees and costs incurred in connection with such violation.

      5.5 Following the Closing, Purchaser shall provide Seller and Seller's employees, agents and legal representatives with reasonable access, at Seller's expense, to all books and records of the Company that relate to the operation of the Business prior to the Closing, including (to the extent reasonably required and permitted by applicable law) employment records for Employees. Following the Closing, Seller shall provide Purchaser and Purchaser's employees, agents and legal representatives with reasonable access, at Purchaser's expense, to all books and records of the Company that relate to the operation of the Business prior to the Closing, including (to the extent reasonably required and permitted by applicable law) employment records for Employees.

      5.6 To the extent that, at any time within one (1) year following the Closing, Purchaser, the Company, or any Affiliate, shall hire or retain on a full or part-time basis, as an employee, consultant or contractor, any of the Employees listed on Schedule 16, Purchaser shall promptly reimburse Seller for any amounts paid by Seller on account of the severance of that Employee, including amounts paid pursuant Paragraph 3.3, above.

      5.7 To the extent that, at any time within three (3) years following the Closing, Purchaser, the Company, or any Affiliate, or any successor or assign shall for valuable consideration assign, transfer or convey the Member Interest or the Assets, then the recipient shall, to the extent of the value of the consideration received after repayment of bona fide third party debt, the proceeds of which were invested in the Business and not, directly or indirectly, distributed to Purchaser, or any family member or Affiliate of Purchaser, contemporaneously with the receipt of such consideration pay to Seller, in cash, an amount equal to the sum of: (a) any and all amounts advanced by Seller pursuant to the provisions of Paragraphs 5.1 or 5.2, above, and (b) (i) if such transaction is pursuant to an agreement reached prior to February 28, 2003, 50% of the amount by which the value of such consideration exceeds amounts due Seller pursuant to clause (a), or (ii) if such transaction is pursuant to an agreement reached after

February 28, 2003 but on or prior to February 28, 2004, 25% of the amount by which the value of such consideration exceeds amounts due Seller pursuant to clause (a). This foregoing is not intended to restrict any transfer without additional consideration to a member of Purchaser's immediate family or to an entity wholly-owned and controlled by Purchaser and members of her immediate family (each, a "Related Person"), so long as Purchaser as well as any transferee(s) remains jointly and severally liable for the obligations arising under this Section 5.6.

      5.9 The provisions of this Section 5 shall survive the Closing.

      6. Severability; Binding Effect. The unenforceability or invalidity of any
         ----------------------------
provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid. This Agreement shall be binding upon Purchaser and upon the respective heirs, legal representatives, successors and assigns of Purchaser and shall inure to the benefit of the Seller and its successors and assigns. This Agreement may be executed in any number of counterparts, each constituting an original, but all together one and the same instrument.

      7. Notices. Any notice that any party may desire or be required to give to
         -------
any other party shall be in writing and personal delivery or the mailing thereof, by certified mail to the following addresses, or at such other place as any party hereto may by notice hereby designate in writing as a place for service of notice, shall constitute the giving of notice hereunder, effective at the time of personal delivery or, if mailed, on the third day following the date of mailing:

If to Seller:                       Sunset KPT Investment, Inc.
                                    c/o Konover Property Trust, Inc.
                                    3434 Kildaire Farm Road
                                    Suite 200
                                    Raleigh, North Carolina 27606

                                    and to:

                                    Mayer, Brown & Platt
                                    1909 K Street, N.W.
                                    Washington, DC 20006
                                    Attn:  Howard A. Parelskin

If to Purchaser:                    Suzanne Levin Rice
                                    16211 Villareal de Avila
                                    Tampa, Florida 33606

                                    and to:

                                    Cliff Walters
                                    Blalock, Landers, Walters & Vogler, P.A.
                                    802 11th Street West
                                    Bradenton, FL 34205

      8. Brokers. Each party hereby represents and warrants to the other that no
         -------
person or entity is entitled to receive any investment banking, brokerage or finder's fees or other compensation whatsoever for financial consulting, brokerage, placement or advisory services in connection with this Agreement or the transactions contemplated hereby.

      9. Governing Law. This Agreement shall be governed by, and construed in
         -------------
accordance with, the laws of the State of Maryland without regard to principles of conflict of laws. Purchaser hereby irrevocably authorizes service of process to be made upon it by mail at the address given in Paragraph 6, above, in any action which may be instituted against it arising out of or relating to this Agreement.

      10. Headings. Paragraph headings in this Agreement are included herein for
          --------
convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      11. Modifications. This Agreement may not be modified or amended except by
          -------------
a writing signed by all the parties hereto.

      12. Survival. All representations, warranties and covenants contained
          --------
herein shall survive the execution and delivery of this Agreement, the delivery of Seller's Closing Documents and Purchaser's Closing Documents, and the Closing.

      13. Further Assurances. Seller shall execute and deliver such further
          ------------------
documents and instruments as may be reasonably requested by Purchaser to evidence the interests granted hereunder and otherwise carry out the purposes of this Agreement.

      14. Assignment. Purchaser may not assign this Agreement nor any interest
          ----------
herein without the prior written consent of Seller, which consent may be granted or withheld in Seller's sole and absolute discretion; provided, however, that Seller's consent shall not be required in connection with an assignment without additional consideration to a Related Person, so long as the original Purchaser together with any such transferee remain jointly and severally liable for the obligations of "Purchaser" arising under this Agreement. Seller may assign the rights to acquire the Transferred Assets and that portion of the Business associated with the Sunset Office to an Affiliate of Seller or Konover Property Trust, Inc., without the consent of Purchaser or any other person. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their successors and permitted assigns.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                     Seller:

                                     SUNSET KPT INVESTMENT, INC.,
                                     a Delaware corporation

                                     By:                            [SEAL]
                                        ----------------------------
                                     Name:
                                          --------------------------
                                     Title:
                                           -------------------------

                                     Purchaser:

                                                                    [SEAL]
                                     -------------------------------
                                     SUZANNE LEVIN RICE